As filed with the U.S. Securities and Exchange Commission on July 24, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Silo Pharma, Inc.

(Exact name of registrant as specified in its charter)

Nevada	27-3046338
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

677 N. Washington Boulevard

Sarasota, FL 34236

(718) 400-9031

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Eric Weisblum

Chief Executive Officer

Silo Pharma, Inc.

677 N. Washington Boulevard

Sarasota, FL 34236

(718) 400-9031

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard A. Friedman, Esq.

Greg Carney, Esq.

Sheppard, Mullin, Richter & Hampton LLP
30 Rockefeller Plaza
New York, NY 10112
Tel: (212) 653-8700

Fax: (212) 653-8701

Approximate date of commencement of proposed sale to the public: From time to time, after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462I under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462I under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of  “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders listed herein may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell the securities and it is not soliciting an offer to buy the securities in any state where offers or sales are not permitted.

PRELIMINARY PROSPECTUS

Subject to completion, dated July 24, 2026

1,906,392 Shares of Common Stock

Pursuant to this prospectus, the selling shareholders identified herein (the “Selling Shareholders”) are offering on a resale basis an aggregate of 1,906,392 shares (the “Shares”) of common stock, par value $0.0001 per share (the “Common Stock”) of Silo Pharma, Inc., (the “Company,” “we,” “us” or “our”) consisting of (i) 124,000 shares (the “Common Shares”) of Common Stock issued pursuant to a securities purchase agreement entered into by and between us and certain institutional investors dated July 9, 2026 (the “Purchase Agreement”), (ii) 495,965 shares (the “Pre-Funded Warrant Shares”) of Common Stock that are issuable upon exercise of pre-funded warrants (the “Pre-Funded Warrants”) at an exercise price of $0.0001 per share issued pursuant to the Purchase Agreement, (iii) up to 619,965 shares (the “Series A-3 Warrant Shares”) of Common Stock issuable upon exercise of Series A-3 warrants (the “Series A-3 Warrants”) at an exercise price of $6.21 per share issued pursuant to the Purchase Agreement, (iv) up to 619,965 shares (the “Series A-4 Warrant Shares”) of Common Stock issuable upon exercise of Series A-4 warrants (the “Series A-4 Warrants”) at an exercise price of $6.21 per share issued pursuant to the Purchase Agreement, and (v) up to 46,497 shares (the “Placement Agent Warrant Shares,” together with the Pre-Funded Warrant Shares, the Series A-3 Warrant Shares, the Series A-4 Warrant Shares and the Placement Agent Warrant Shares, the “Warrant Shares”) of Common Stock issuable upon exercise of warrants (the “Placement Agent Warrants,” together with the Pre-Funded Warrants, the Series A-3 Warrants, and the Series A-4 Warrants, the “Warrants”) at an exercise price of $8.065 per share issued pursuant to the engagement letter dated as of April 23, 2026, by and between the Company and H.C. Wainwright & Co., LLC (the “Placement Agent”).

We will not receive any of the proceeds from the sale by the Selling Shareholders of the Common Stock. Upon any exercise of the Warrants by payment of cash, however, we will receive the exercise price of the Warrants, which, if exercised in cash with respect to the 1,782,392 shares of Common Stock offered hereby, would result in gross proceeds to us of approximately $8.07 million. However, we cannot predict when and in what amounts or if the Warrants will be exercised by payments of cash and it is possible that the Warrants may expire and never be exercised, in which case we would not receive any cash proceeds.

The Pre-Funded Warrants are immediately exercisable until such Pre-Funded Warrants are exercised in full. Each of the Series A-3 Warrants, Series A-4 Warrants and Placement Agent Warrants are immediately exercisable upon issuance. The Series A-3 Warrants will expire five (5) years following the effective date of this registration statement. The Series A-4 Warrants will expire eighteen (18) months following the effective date of this registration statement. The Placement Agent Warrants are exercisable for five (5) years following the effective date of this registration statement. The holders of the Shares are each referred to herein as a “Selling Shareholder” and collectively as the “Selling Shareholders.”

This prospectus describes the general manner in which the Shares may be offered and sold. If necessary, the specific manner in which the Shares may be offered and sold will be described in a supplement to this prospectus. The Common Shares and the Warrants were each issued to the applicable Selling Shareholders in connection with private placement offerings pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Regulation D promulgated thereunder. For additional information regarding the issuance of the Common Shares, the Warrants and the Warrant Shares, see “July 2026 Private Placement” beginning on page 9.

The Shares will be resold from time to time by the Selling Shareholders listed in the section titled “Selling Shareholders” beginning on page 10.

The Selling Shareholders, or their respective transferees, pledgees, donees or other successors-in-interest, will sell the Shares through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Shareholders may sell any, all or none of the securities offered by this prospectus, and we do not know when or in what amount the Selling Shareholders may sell their Shares hereunder following the effective date of this registration statement. We provide more information about how a Selling Shareholder may sell its Shares in the section titled “Plan of Distribution” on page 15.

Our Common stock is listed on The Nasdaq Capital Market under the symbol “SILO”. On July 23, 2026, the closing price as reported on The Nasdaq Capital Market was $4.46 per share. There is no established public trading market for the Warrants, and we do not expect a market to develop. Without an active trading market, the liquidity of the Warrants will be limited. In addition, we do not intend to list the Warrants on The Nasdaq Capital Market, any other national securities exchange or any other trading system.

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is           , 2026

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the Selling Shareholders have authorized anyone to provide you with different information. Neither we nor the Selling Shareholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Since the respective dates of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

-i-

SUMMARY

The following summary highlights some information from this prospectus. It is not complete and does not contain all of the information that you should consider before making an investment decision. You should read this entire prospectus, including the “Risk Factors” section on page 6, the financial statements and related notes and the other more detailed information appearing elsewhere or incorporated by reference into this prospectus and any applicable prospectus supplement.

On June 1, 2026, we effected a 1-for-15 reverse split of our outstanding shares of common stock and corresponding proportional reduction in our authorized shares of common stock. No fractional shares were issued in connection with the reverse stock split and all such fractional interests were rounded up to the nearest whole number of shares of common stock. The conversion and/or exercise prices of our issued and outstanding convertible securities, including shares issuable upon exercise of outstanding stock options and warrants have been adjusted accordingly. All information presented in this prospectus supplement has been retrospectively restated to give effect to our 1-for-15 reverse split of our outstanding shares of common stock, and unless otherwise indicated, all such amounts and corresponding conversion price and/or exercise price data set forth in this prospectus have been adjusted to give effect to such reverse stock split.

Overview

We are a diversified developmental-stage biopharmaceutical and cryptocurrency company. Our therapeutic focus is on developing novel therapeutics that address underserved conditions including PTSD, stress-induced anxiety disorders, fibromyalgia, and central nervous system (CNS) diseases. We are focused on developing novel therapies that include conventional drugs and psychedelic formulations. Our lead program, SPC-15, is an intranasal drug targeting PTSD and stress-induced anxiety disorders. SP-26 is a time-release ketamine-based loaded implant for fibromyalgia and chronic pain relief. Silo’s two preclinical programs are SPC-14, an intranasal compound for the treatment of Alzheimer’s disease, and SPU-16, a CNS-homing peptide targeting the central nervous system with initial research indication in multiple sclerosis (MS).

Therapeutics

We seek to acquire and/or develop intellectual property or technology rights from leading universities and researchers to treat rare diseases, including the use of psychedelic drugs, such as psilocybin, ketamine, and the potential benefits they may have in certain cases involving depression, mental health issues and neurological disorders. We are focused on developing traditional therapeutics and psychedelic medicine. The company concentrates on the development and commercialization of therapies for unmet needs from indications such as depression, post-traumatic stress disorder (“PTSD”), and other rare neurological disorders. Our mission is to identify assets to license and fund the research which we believe will be transformative to the well-being of patients and the health care industry.

Psilocybin is considered a serotonergic hallucinogen and is an active ingredient in some species of mushrooms. Recent industry studies using psychedelics, such as psilocybin, have been promising, and we believe there is a large unmet need with many people suffering from depression, mental health issues and neurological disorders. While classified as a Schedule I substance under the Controlled Substances Act (“CSA”), there is an accumulating body of evidence that psilocybin may have beneficial effects on depression and other mental health conditions. Therefore, the U.S. Food and Drug Administration (“FDA”) and U.S. Drug Enforcement Agency (“DEA”) have permitted the use of psilocybin in clinical studies for the treatment of a range of psychiatric conditions.

The potential of psilocybin therapy in mental health conditions has been demonstrated in a number of academic-sponsored studies over the last decade. In these early studies, it was observed that psilocybin therapy provided rapid reductions in depression symptoms after a single high dose, with antidepressant effects lasting for up to at least six months for a number of patients. These studies assessed symptoms related to depression and anxiety through a number of widely used and validated scales. The data generated by these studies suggest that psilocybin is generally well-tolerated and may have the potential to treat depression when administered with psychological support.

We have engaged in discussions with a number of world-renowned educational institutions and advisors regarding potential opportunities and have formed a scientific advisory board that is intended to help advise management regarding potential acquisition and development of products.

In addition, we are developing a Ketamine polymer implant. In addition, we entered into a sponsored research agreement Columbia University for the study of ketamine in combination with other drugs for treatment of Alzheimer’s and depression disorders and we have also entered into an exclusive license agreement with Columbia under which we have rights to certain patents and inventions relating to the treatment of Alzheimer’s disease and stress-induced affective disorders using Ketamine in combination with certain other compounds.

We plan to actively pursue the acquisition and/or development of intellectual property or technology rights to treat rare diseases, and to ultimately expand our business to focus on this new line of business.

Product Candidates

We are currently focusing on four product candidates:

1.	SPC-15 for stress-induced psychiatric disorders, including PTSD and anxiety;

2.	SP-26 for treatments of fibromyalgia and chronic pain;

3.	SPC-14 for treatment of Alzheimer’s disease; and

4.	SPU-16 for CNS disorders, initially targeting multiple sclerosis.

SPC-15: Intranasal Treatment for PTSD and Anxiety Disorders

Our lead product candidate, SPC-15, is designed as a novel serotonin 4 (5-HT4) receptor agonist that utilizes biomarkers for treatment of stress-induced psychiatric disorders such as PTSD and anxiety disorders. This innovative treatment is administered via an intranasal formulation, potentially qualifying for the FDA’s streamlined 505(b)(2) regulatory pathway, which could expedite its approval process. We are actively collaborating with Columbia University, and hold exclusive global rights to develop and commercialize SPC-15, pursuant to and that certain exclusive license agreement entered into with Columbia on July 1, 2024.

On November 15, 2023, we entered an exclusive license agreement with Medspray Pharma BV for its proprietary patented soft mist nasal spray technology, as the delivery mechanism for SPC-15, which agreement has an effective date of October 31, 2023. Preclinical and formulation studies were completed in the first half of 2024 and on June 4, 2024 the Company submitted a pre-Investigational New Drug (pre-IND) briefing package and meeting request to the U.S. Food and Drug Administration (FDA) for SPC-15, Silo’s intranasal prophylactic treatment for post-traumatic stress disorder (PTSD) and stress-induced anxiety disorder. In September 2024, we had a pre-IND meeting with the FDA to align on the 505(b)(2) regulatory pathway for approval of SPC-15 and review our proposed plan to support opening an IND.

Currently, we are conducting GLP-compliant pharmacokinetic and pharmacodynamic studies and in March 2025 we completed first dosing in an IND-enabling GLP-compliant toxicology and toxicokinetics, and we are aiming for an IND submission in 2026. The preclinical data suggests additional applications for eating disorders and anorexia, as well as enhanced efficacy when combined with an NMDA receptor antagonist for major depressive disorder and other severe stress-related conditions.

We believe our patented intranasal nose-to-brain drug dispersion technology provides a competitive advantage by increasing brain drug concentration, ensuring a faster onset of therapeutic effects with optimized safety.

SP-26: Ketamine Implant for Fibromyalgia

SP-26 represents a novel approach to treating chronic pain and fibromyalgia through a ketamine-based injectable dissolvable polymer implant. Designed for subcutaneous insertion, SP-26 focuses on regulating dosage and time release to provide sustained relief from chronic pain, offering a potentially safer alternative to opioids. Presently, our SP-26 product is in preclinical research. Initial animal studies, which began in early 2025, are evaluating the implant’s dosage, time release, and absorption.

In March 2023, we filed a provisional patent application with the USPTO to use SP-26 for treatment of chronic pain, including fibromyalgia. We intend to develop SP-26 following the Section 505(b)(2) regulatory pathway of the FDA rules. Section 505(b)(2) of the FDCA was enacted to enable sponsors to seek NDA approval for novel repurposed drugs without the need for such sponsors to undertake time consuming and expensive pre-clinical safety studies and Phase 1 safety studies. Proceeding under this regulatory pathway, we will be able to rely upon publicly available data with respect to our active ingredient in our NDA submission to the FDA for marketing approval.

Fibromyalgia affects approximately 4 million U.S. adults (2% of the population). We believe SP-26’s implant design provides a compelling non-opioid alternative to traditional pain management, improving dosage control compared to intravenous delivery.

SPC-14: Treatment for Alzheimer’s Disease

SPC-14 targets glutamate receptor NMDAR and serotonin 5-HT4 to address cognitive and neuropsychiatric symptoms in Alzheimer’s disease. Given the global Alzheimer’s therapeutics market is projected to exceed $30.8 billion by 2033, SPC-14 presents a promising opportunity. SPC-14 was developed under a sponsored research agreement with Columbia University See “Investigator-Sponsored Study Agreements between the Company and Vendors—Sponsored Research Agreement with Columbia University for the Study of Ketamine in Combination with Other Drugs for Treatment of Alzheimer’s and Depression Disorders,” and we have exclusive global rights to develop and commercialize SPC-14, pursuant to that certain exclusive license agreement entered into with Columbia on July 1, 2024. On October 13, 2022, we extended the term of the sponsored research agreement with Columbia to conduct further research studies into the mechanism of action of SPC-14 in the treatment of Alzheimer’s disease. In addition, we have been granted an option to license certain assets currently under development, including SPC-14 for the treatment of Alzheimer’s disease.

We believe our SPC-14 product has shown efficacy against luteinizing hormone (LH) in attenuating learned helplessness, preservative behavior and hyponeophagia (a measure of anxiety).

SPU-16: Treatment for CNS Disorders, Initial Indication for Multiple Sclerosis

SPU-16 is a promising candidate targeting central nervous system (CNS) disorders, with an initial indication for multiple sclerosis. On February 12, 2021, we entered into a Master License Agreement (the “UMB License Agreement”) with the University of Maryland, Baltimore (“UMB”) pursuant to which UMB granted us an exclusive, worldwide, sublicensable, royalty-bearing license to certain intellectual property (i) to make, have made, use, sell, offer to sell, and import certain licensed products and (ii) to use the invention titled “Central nervous system-homing peptides in vivo and their use for the investigation and treatment of multiple sclerosis and other neuroinflammatory pathology,” or SPU-16.

On April 11, 2023 certain intellectual property under the UMB License Agreement described above were issued a patent from the U.S. Patent & Trademark Office (USPTO) for “Peptide-Targeted Liposomal Delivery For Treatment, Diagnosis, and Imaging of Diseases and Disorders” (US 11,766,403, B2).

On July 8, 2025, we entered into the July 2025 Termination and Option Agreement with UMB which terminates the UMB License Agreement, previously in effect between us and UMB, and provides us with an exclusive, non-transferable evaluation license, as well as an exclusive option to negotiate a new exclusive commercial license, with respect to certain intellectual property related to central nervous system-homing peptides (the “Invention” and related “Patent Rights”) that were previously licensed under the UMB License Agreement. The July 2025 Termination and Option Agreement was effective as of July 8, 2025, and expired on March 31, 2026.

We believe SPU-16 provides a competitive advantage by using homing peptides to reduce toxicity while enhancing therapeutic payload delivery.

Cryptocurrency Treasury Strategy

Our strategy changed to include cryptocurrency treasury strategy in August 2025 to focus on the acquisition of leading digital assets. Management focused a portion of its resources on this cryptocurrency strategy. Our crypto assets primarily include Bitcoin (BTC), Ethereum (ETH) and Solana (SOL), and liquid staked tokens consisting of Liquid Staked ETH (LsETH) and Marinade Solana (mSOL), tokens received when ETH and SOL were staked through a third-party protocol. We have ownership of and control over our crypto assets which are held through custodial arrangements with qualified third-party custodians. These custodians provide secure storage and safeguarding of our crypto assets. We participate in both native and liquid staking of our digital assets to generate yield. Our role is that of a Delegator (a staker who does not run a validation node).

We have staked $68,673 and $98,584 of crypto assets, at cost as of March 31, 2026 and December 31, 2025, respectively. Our ability to sell or transfer staked digital assets is subject to restrictions related to unbonding periods, which are based on network traffic on the respective blockchains. As of March 31, 2026, all staked crypto assets could be unbonded within 2 to 3 days. As of March 31, 2026, our staked assets have near immediate terms. In exchange for staking the crypto assets on blockchain networks, we are entitled to a fractional share of the fixed digital asset award a third-party validator node receives for successfully validating or adding a block to the blockchain. As of March 31, 2026 and December 31, 2025, we held $173,462 and $221,817 of crypto assets comprised of BTC, ETH, SOL, RSC and XRP, at fair value, respectively. We reflect these assets held at fair value on the unaudited consolidated balance sheets within the “crypto assets” line item. In determining the fair value of the crypto assets in accordance with ASC 820, we utilize coinmarketcap.com or Coinbase as the principal market.

Recent Developments

Reverse Stock Split and Concurrent Proportionate Reduction in Authorized Common Stock

On June 1, 2026, we filed a Certificate of Change (the “Certificate of Change”) with the Secretary of State of the State of Nevada to effectuate a 1-for-15 reverse stock split (the “Reverse Stock Split”) of the Company’s issued and outstanding and authorized shares of common stock, par value $0.0001 per share (“Common Stock”). The Reverse Stock Split became effective at 4:01 p.m., Eastern Time, on Tuesday, June 2, 2026, and the Company’s Common Stock began trading on a split-adjusted basis when The Nasdaq Stock Market (“Nasdaq”) opened on June 3, 2026. When the Reverse Stock Split became effective, every 15 shares of Common Stock issued and outstanding were automatically reclassified and combined into one share of Common Stock, without any change in the par value per share, and a proportionate reduction was made to the Company’s authorized shares of Common Stock such that the Company now has 6,666,667 shares of authorized Common Stock.

July 2026 Private Placement

For a discussion of this transaction please see “July 2026 Private Placement” beginning on page 9.

Our Corporate Information

We were incorporated in the State of New York on July 13, 2010. On January 24, 2013, we changed our state of incorporation from New York to Delaware. On December 19, 2023, we changed our state of incorporation from Delaware to Nevada. Our principal executive offices are located at 677 N Washington Blvd., Sarasota FL 34236 and our telephone number is (718) 400-9031.

ABOUT THIS OFFERING

Issuer:	Silo Pharma, Inc.

Shares offered by the Selling Shareholders:	Up to 1,906,392 shares of Common Stock consisting of (i) 124,000 Common Shares issued pursuant to the Purchase Agreement, (ii) 495,965 Pre-Funded Warrant Shares issuable upon exercise of Pre-Funded Warrants at an exercise price of $0.0001 per share issued pursuant to the Purchase Agreement, (iii) up to 619,965 Series A-3 Warrant Shares issuable upon exercise of the Series A-3 Warrants at an exercise price of $6.21 per share issued pursuant to the Purchase Agreement, (iv) up to 619,965 Series A-4 Warrant Shares issuable upon exercise of the Series A-4 Warrants at an exercise price of $6.21 per share issued pursuant to the Purchase Agreement, and (v) up to 46,497 Placement Agent Warrant Shares issuable upon exercise of the Placement Agent Warrants at an exercise price of $8.065 per share issued pursuant to the engagement letter dated as of April 23, 2026, by and between the Company and the Placement Agent.

Shares of Common Stock outstanding after completion of this offering (assuming full exercise of the Warrants for cash that are exercisable for the Warrant Shares offered hereby):	3,035,002 shares(1)

Use of proceeds:	We will not receive any proceeds from any sale of the Shares by the Selling Shareholders. We will receive proceeds in the event that any of the Warrants are exercised at the exercise prices per share for cash which would result in gross proceeds of approximately $8.07 million. Any proceeds that we receive from the exercise of the Warrants will be used for working capital, capital expenditures, product development, and other general corporate purposes, including investments in sales and marketing in the United States and internationally. See “Use of Proceeds.”

Risk factors:	An investment in the shares of Common Stock offered under this prospectus is highly speculative and involves substantial risk. Please carefully consider the “Risk Factors” section on page 6, other information in this prospectus and in the documents incorporated by reference herein for a discussion of risks. Additional risks and uncertainties not presently known to us or that we currently deem to be immaterial may also impair our business and operations

NASDAQ symbol:	SILO

(1)	The number of shares of Common Stock to be outstanding immediately after this offering is based on 1,252,610 shares of Common Stock outstanding as of July 24, 2026, and excludes, as of such date:

●	34,854 shares of Common Stock issuable upon exercise of options outstanding under the Silo Pharma, Inc. Amended and Restated 2020 Omnibus, as amended (the “2020 Plan”) with a weighted-average exercise price of $12.66 per share;

●	102,874 shares of Common Stock reserved for future issuance under the 2020 Plan; and

●	663,981 shares of Common Stock issuable upon the exercise of warrants outstanding at a weighted average exercise price of $15.31 per share.

RISK FACTORS

Any investment in our Common Stock involves a high degree of risk. Before deciding whether to purchase our Common Stock, investors should carefully consider the risks described below together with the “Risk Factors” described in our most recent Annual Report on Form 10-K and any updates described in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are incorporated herein by reference, as may be amended, supplemented or superseded from time to time by other reports we file with the U.S. Securities and Exchange Commission (the “SEC”). Our business, financial condition, operating results and prospects are subject to the following material risks as well as those material risks incorporated by reference. Additional risks and uncertainties not presently foreseeable to us may also impair our business operations. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our Common Stock could decline, and our shareholders may lose all or part of their investment in the shares of our common stock.

Risks Related to the Resale of the Shares

The Selling Shareholders may choose to sell the Shares at prices below the current market price.

The Selling Shareholders are not restricted as to the prices at which they may sell or otherwise dispose of the Shares covered by this prospectus. Sales or other dispositions of the Shares below the then-current market prices could adversely affect the market price of our Common Stock.

A large number of shares of Common Stock may be sold in the market following this offering, which may significantly depress the market price of our Common Stock.

The Shares sold in the offering will be freely tradable without restriction or further registration under the Securities Act. As a result, a substantial number of shares of Common Stock may be sold in the public market following this offering. If there are significantly more shares of Common Stock offered for sale than buyers are willing to purchase, then the market price of our Common Stock may decline to a market price at which buyers are willing to purchase the offered Common Stock and sellers remain willing to sell Common Stock.

Neither we nor the Selling Shareholders have authorized any other party to provide you with information concerning us or this offering.

You should carefully evaluate all of the information in this prospectus, including the documents incorporated by reference herein and therein. We may receive media coverage regarding our Company, including coverage that is not directly attributable to statements made by our officers, that incorrectly reports on statements made by our officers or employees, or that is misleading as a result of omitting information provided by us, our officers or employees. Neither we nor the Selling Shareholders have authorized any other party to provide you with information concerning us or this offering, and recipients should not rely on this information.

You may experience future dilution as a result of issuance of the Shares, future equity offerings by us and other issuances of our Common Stock or other securities. In addition, the issuance of the Shares and future equity offerings and other issuances of our Common Stock or other securities may adversely affect our Common Stock price.

In order to raise additional capital, we may in the future offer additional shares of our Common Stock or other securities convertible into or exchangeable for our Common Stock at prices that may not be the same as the price per share as prior issuances of Common Stock. We may not be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share previously paid by investors, and investors purchasing shares or other securities in the future could have rights superior to existing shareholders. The price per share at which we sell additional shares of our Common Stock or securities convertible into Common Stock in future transactions may be higher or lower than the prices per share previously paid by certain investors. ln addition, the exercise price of the Warrants for the Warrant Shares may be or greater than the price per share previously paid by certain investors. You will incur dilution upon exercise of any outstanding stock options, warrants or upon the issuance of shares of Common Stock under our stock incentive programs. In addition, the issuance of the Shares and any future sales of a substantial number of shares of our Common Stock in the public market, or the perception that such sales may occur, could adversely affect the price of our Common Stock. We cannot predict the effect, if any, that market sales of those shares of Common Stock or the availability of those shares for sale will have on the market price of our Common Stock.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus and any applicable prospectus supplement contain various forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), which represent our expectations or beliefs concerning future events. Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, and/or which include words such as “believes,” “plans,” “intends,” “anticipates,” “estimates,” “expects,” “may,” “will” or similar expressions. In addition, any statements concerning future financial performance, ongoing strategies or prospects, and possible future actions including any potential strategic transaction involving us, which may be provided by our management, are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties, and assumptions about our company, economic and market factors, and the industry in which we do business, among other things. These statements are not guarantees of future performance, and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. Factors that could cause our actual performance, future results and actions to differ materially from any forward-looking statements include, but are not limited to, those discussed under the heading “Risk Factors” in this prospectus. The forward-looking statements in this prospectus and the documents incorporated by reference into this prospectus and any applicable prospectus supplement, represent our views as of the date such statements are made. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date such statements are made.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale by the Selling Shareholders of the Common Stock. Upon any exercise of the Warrants by payment of cash, however, we will receive the exercise price of the Warrants, which, if exercised in cash with respect to the 1,782,392 shares of Common Stock offered hereby, would result in gross proceeds to us of approximately $8.1 million. However, we cannot predict when and in what amounts or if the Warrants will be exercised by payments of cash and it is possible that the Warrants may expire and never be exercised, in which case we would not receive any cash proceeds.

SELECTED FINANCIAL DATA

Reverse Stock Split

On June 1, 2026, we effected a 1-for-15 reverse split of our outstanding shares of common stock and corresponding proportional reduction in our authorized common stock. No fractional shares were issued in connection with the reverse stock split and all such fractional interests were rounded up to the nearest whole number of shares of common stock. The exercise prices of shares issuable upon exercise of outstanding stock options and warrants have been adjusted accordingly. All information presented in this prospectus has been retrospectively restated to give effect to our 1-for-15 reverse split of our outstanding shares of common stock, and unless otherwise indicated, all such amounts and corresponding exercise price data set forth in this prospectus have been adjusted to give effect to such reverse stock split.

The following selected financial data has been derived from our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026. Such selected financial data has been adjusted to give effect to the reverse stock split. Our historical results are not indicative of the results that may be expected in the future and results of interim periods are not indicative of the results for the entire year.

AS REPORTED :

	For the Year Ended December 31,
	2025	2024
Net loss	$(4,227,698)	$(4,392,880)
Net loss per share attributable to common stockholders, basic and diluted	$(0.50)	$(1.19)
Weighted-average common stock outstanding, basic and diluted	8,382,272	3,680,389
Common stock outstanding at year end	13,318,273	4,484,456

	For the Three Months Ended March 31,
	2026	2025
Net loss	$(1,647,117)	$(1,031,437)
Net loss per share attributable to common stockholders, basic and diluted	$(0.12)	$(0.23)
Weighted-average common stock outstanding, basic and diluted	13,709,211	4,484,456
Common stock outstanding at period end	16,266,593	4,484,456

AS ADJUSTED FOR 1-FOR-15 REVERSE STOCK SPLIT:

	For the Year Ended December 31,
	2025	2024
Net loss	$(4,227,698)	$(4,392,880)
Net loss per share attributable to common stockholders, basic and diluted	$(7.57)	$(17.90)
Weighted-average common stock outstanding, basic and diluted	558,818	245,359
Common stock outstanding at year end	887,886	298,964

	For the Three Months Ended March 31,
	2026	2025
Net loss	$(1,647,117)	$(1,031,437)
Net loss per share attributable to common stockholders, basic and diluted	$(1.80)	$(3.45)
Weighted-average common stock outstanding, basic and diluted	913,947	298,964
Common stock outstanding at period end	1,084,441	298,964

JULY 2026 PRIVATE PLACEMENT

On July 9, 2026, we entered into the Purchase Agreements with certain institutional investors for the issuance and sale in a private placement (the “Private Placement”) of (i) 124,000 Common Shares at a purchase price of $6.452 per Share; (ii) Pre-Funded Warrants at a purchase price of $6.4519 per Pre-Funded Warrant to purchase up to an aggregate of 495,965 Pre-Funded Warrant Shares; (iii) Series A-3 Warrants to purchase up to 619,965 Series A-3 Warrant Shares, and (iv) Series A-4 Warrants to purchase up to 619,965 Series A-4 Warrant Shares

Each Series A-3 Warrant and Series A-4 Warrant has an exercise price of $6.21 per share and are immediately exercisable upon issuance. The Series A-3 Warrants will expire five (5) years after the effective date of this prospectus. The Series A-4 Warrants will expire eighteen (18) months after the effective date of this prospectus. A holder may not exercise any portion of the Series A-3 Warrants and/or Series A-4 Warrants to the extent the Purchaser would own more than 4.99% or 9.99% of the outstanding Common Stock immediately after exercise. A holder may increase or decrease this percentage with respect to either the Series A-3 Warrants or the Series A-4 Warrants to a percentage not in excess of 9.99%, except that any such increase shall require at least 61 days’ prior notice to the Company.

The Pre-Funded Warrants are immediately exercisable and may be exercised at a nominal exercise price of $0.0001 per share of Common Stock at any time until all of the Pre-Funded Warrants are exercised in full. A holder may not exercise any portion of the Pre-Funded Warrants to the extent the Purchaser would own more than 9.99% of the outstanding Common Stock immediately after exercise. A holder may increase or decrease this percentage with respect to Prefunded Warrants to a percentage not in excess of 9.99%, except that any such increase shall require at least 61 days’ prior notice to us.

As compensation to the Placement, Agent, the Company paid the Placement Agent a cash fee of 7.5% of the aggregate gross proceeds raised in the Private Placement, plus a management fee equal to 1.0% of the gross proceeds raised in the Private Placement and reimbursement of certain expenses and legal fees. The Company also issued the Placement Agent (or its designees) Placement Agent Warrants to purchase up to 46,497 Placement Agent Warrant Shares.

In connection with the Private Placement, the Company entered into a registration rights agreement (the “Registration Rights Agreement”), dated as of July 9, 2026, with the Purchasers, pursuant to which the Company agreed to prepare and file a registration statement with the SEC registering the resale of Shares and the Warrant Shares and the Warrants no later than 15 days after the date of the Registration Rights Agreement, and to use best efforts to have the registration statement declared effective as promptly as practical thereafter, and in any event no later than 30 days following the date of the Registration Rights Agreement (or 60 days following the date of the Registration Rights Agreement in the event of a “full review” by the SEC).

The Private Placement closed on July 10, 2026. The net proceeds to the Company from the Private Placement were approximately $3.5 million, after deducting placement agent fees and expenses and estimated offering expenses payable by the Company. The Company intends to use the net proceeds received from the Private Placement for continuing operating expenses and working capital.

SELLING SHAREHOLDERS

The Shares being offered by the Selling Shareholders are the Common Shares and those shares of Common Stock issuable upon the exercise of the Warrants. For additional information regarding the issuance of these securities, see “July 2026 Private Placement” beginning on page 10 of this prospectus. We are registering the Common Shares as well as the Warrant Shares issuable upon exercise of the Warrants in order to permit the Selling Shareholders to offer such shares for resale from time to time. Except with respect to H.C. Wainwright & Co., LLC, which acted as the placement agent in connection with our July 2026 Private Placement and other offerings we consummated,, none of the Selling Shareholders has had any material relationship with us within the past three (3) years except as set forth below.

The following table sets forth certain information with respect to each Selling Shareholder, including (i) the shares of Common Stock beneficially owned by the Selling Shareholder prior to this offering, (ii) the number of Shares, being offered by the Selling Shareholder pursuant to this prospectus and (iii) the Selling Shareholder’s beneficial ownership after completion of this offering. The second column lists the number of shares of Common Stock beneficially owned by each selling shareholder, based on its ownership of the shares of our securities, as of July 24, 2026, assuming full exercise of all Warrants held by the selling shareholders on that date, without regard to any limitations on exercise. The registration of the Common Shares and the Warrant Shares, does not necessarily mean that the Selling Shareholders will sell all or any of such shares, but the number of shares of Common Stock and percentages set forth in the final two columns below assume that all shares of Common Stock being offered by the Selling Shareholders are sold. The final two columns also assume the exercise of all of the Warrants held by the Selling Shareholders as of July 24, 2026, without regard to any limitations on exercise described in this prospectus or in the Warrants. See “Plan of Distribution.”

The table is based on information supplied to us by the Selling Shareholders, with beneficial ownership and percentage ownership determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to shares of Common Stock. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of shares of Common Stock beneficially owned by a Selling Shareholder and the percentage ownership of that Selling Shareholder, shares of Common Stock subject to warrants held by that Selling Shareholder that are exercisable for shares of Common Stock within 60 days after July 24, 2026, are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other shareholder.

This prospectus covers the resale of up to an aggregate of 1,906,392 shares of Common Stock, consisting of:: (i) 124,000 shares of Common Stock; (ii) 495,965 shares of Common Stock issuable upon exercise of the Pre-Funded Warrants; (iii) 619,965 shares of Common Stock issuable upon exercise of the Series A-3 Warrants; (iv) 619,965 shares of Common Stock issuable upon exercise of the Series A-4 Warrants and (v) 46,497 shares of Common Stock issuable upon exercise of the Placement Agent Warrants. See “July 2026 Private Placement” beginning on page 9 of this prospectus for further details relating to the Common Shares, the Warrant Shares and the Warrants.

Under the terms of the Warrants, a Selling Shareholders may not exercise the Warrants to the extent such exercise would cause such Selling Shareholders, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock which would exceed 4.99% or 9.99%, as applicable, of our then outstanding Common Stock following such exercise, excluding for purposes of such determination shares of Common Stock issuable upon exercise of such Warrants which have not been exercised. The number of shares in the second and fourth columns do not reflect this limitation. The Selling Shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Shareholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering(1)		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Beneficially Owned After Offering(2)		Percent of Common Stock Beneficially Owned After Offering(3)
Armistice Capital Master Fund Ltd.(4)	660,711	(5)	619,965	40,746	(6)	*
Intracoastal Capital, LLC(7)	842,960	(8)	619,965	207,832	(9)	9.99%
Anson Investments Master Fund LP(10)	619,965	(11)	464,976	63,492	(12)	*
Anson East Master Fund LP(10)	619,965	(13)	154,989	63,492	(14)	*
Augustus Trading LLC(15)	38,977	(16)	29,816	9,161	(17)	*
Noam Rubinstein(15)	27,045	(18)	14,647	12,398	(19)	*
Wilson Drive Holdings LLC(15)	2,899	(20)	1,569	1,330	(21)	*
Charles Worthman(15)	860	(22)	465	395	(23)	*

*	less than 1%

(1)	The ability to exercise the Warrants held by the Selling Shareholders is subject to a beneficial ownership limitation that, at the time of initial issuance of the Warrants was capped at 4.99% or 9.99% beneficial ownership of the Company’s issued and outstanding Common Stock (post-exercise). These beneficial ownership limitations may be adjusted up or down, subject to providing advanced notice to the Company. Beneficial ownership as reflected in the selling shareholder table reflects the total number of shares potentially issuable underlying the Warrants, and does not give effect to these beneficial ownership limitations. Accordingly, actual beneficial ownership, as calculated in accordance with Section 13(d) and Rule 13d-3 thereunder may be lower than as reflected in the table.

(2)	Assumes that the selling shareholder has sold all the shares of our Common Stock offered for sale under this Prospectus.

(3)	Calculated based on 1,252,610 shares of Class A Ordinary Common Stock outstanding as of July 24, 2026 assuming all shares offered are sold. In calculating this amount, we treated as outstanding the number of shares of our common stock issuable upon conversion of all of a particular holder’s Notes. However, we did not assume the conversion of any other holder’s Notes.

(4)	The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the Selling Shareholder from exercising that portion of the Warrants that would result in the Selling Shareholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(5)	Common stock beneficially owned prior to this offering consists of 619,965 shares of common stock underlying the Warrants being offered by the selling shareholder pursuant to this prospectus. Excludes 40,746 shares of common stock underlying presently exercisable shares of common stock as the exercise of these warrants is subject to a beneficial ownership limitations of 4.99% of the Company’s outstanding shares of common stock.

(6)	Common stock beneficially owned after the offering includes 40,746 shares of common underlying presently exercisable warrants.

(7)	Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the securities reported herein that are held by Intracoastal.

(8)	Common stock beneficially owned prior to this offering consists of 619,965 shares of common stock underlying the Warrants being offered by the selling shareholder pursuant to this prospectus. Excludes 222,955 shares of common stock underlying presently exercisable shares of common stock as the exercise of these warrants is subject to a beneficial ownership limitations of 4.99% and 9.99% of the Company’s outstanding shares of common stock.

(9)	Common stock beneficially owned after the offering includes 207,832 shares of common underlying presently exercisable warrants. Excludes 15,123 shares of common stock under presently exercisable warrants as the exercise of these warrants is subject to a beneficial ownership limitation of 9.99 of the Company’s outstanding shares of common stock.

(10)	Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of each of Anson Investments Master Fund LP (“Anson”) and Anson East Master Fund LP (“Anson East”), hold voting and dispositive power over the Common Shares held by Anson. Tony Moore is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Moore, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these Common Shares except to the extent of their pecuniary interest therein. The principal business address of each of Anson and Anson East is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(11)	Common shares beneficially owned prior to the Offering include (i) 93,000 shares of common stock held directly by the selling shareholder pursuant to this prospectus; (ii) 31,000 shares of common stock held directly by Anson East, an affiliate of the selling shareholder; (iii) 371,976 shares of common stock underlying the Warrants that are being offered by the selling shareholder pursuant to this prospectus; and (iv) 123,989 shares of common stock underlying the Warrants that are beneficially owned by Anson East, an affiliate of the selling shareholder. Excludes: (i) 48,254 shares of common stock underlying presently exercisable warrants held by the selling shareholder as the exercise of these warrants is subject to a beneficial ownership limitation of 4.99% of the Company’s outstanding shares of common stock and (ii) 15,238 shares of common stock underlying presently exercisable warrants that are beneficially owned by Anson East, an affiliate of the selling shareholder as the exercise of these warrants is subject to a beneficial ownership limitation of 4.99% of the Company’s outstanding shares of common stock.

(12)	Common shares beneficially owned after the offering include: (i) 48,254 shares of common stock underlying presently exercisable warrants held by the selling shareholder and (ii) 15,238 shares of common stock underlying presently exercisable warrants that are beneficially owned by Anson East, an affiliate of the selling shareholder.

(13)	Common shares beneficially owned prior to the Offering include (i) 31,000 shares of common stock held directly by the selling shareholder pursuant to this prospectus; (ii) 93,000 shares of common stock held directly by Anson, an affiliate of the selling shareholder; (iii) 123,989 shares of common stock underlying the Warrants that are being offered by the selling shareholder pursuant to this prospectus; and (iv) 371,976 shares of common stock underlying the Warrants that are beneficially owned by Anson, an affiliate of the selling shareholder. Excludes: (i) 15,238 shares of common stock underlying presently exercisable warrants held by the selling shareholder as the exercise of these warrants is subject to a beneficial ownership limitation of 4.99% of the Company’s outstanding shares of common stock and (ii) 48,254 shares of common stock underlying presently exercisable warrants that are beneficially owned by Anson, an affiliate of the selling shareholder as the exercise of these warrants is subject to a beneficial ownership limitation of 4.99% of the Company’s outstanding shares of common stock.

(14)	Common shares beneficially owned after the offering include: (i) 15,238 shares of common stock underlying presently exercisable warrants held by the selling shareholder and (ii) 48,254 shares of common stock underlying presently exercisable warrants that are beneficially owned by Anson East, an affiliate of the selling shareholder.

(15)	Each of the selling shareholders is affiliated with H.C. Wainwright & Co., LLC, a registered broker dealer with a business address of c/o H.C. Wainwright & Co., 430 Park Ave, 3rd Floor, New York, NY 10022, and has sole voting and dispositive power over the securities held. The number of shares to be sold in this offering consists of shares of common stock issuable upon exercise of Placement Agent Warrants, which were issued as compensation for our private placement. The selling shareholder acquired the Placement Agent Warrants in the ordinary course of business and, at the time the Placement Agent Warrants were acquired, the selling shareholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

(16)	Orsium Capital LLC, the authorized agent to Augustus Trading LLC, has discretionary authority to vote and dispose of the securities held by Augustus Trading LLC and may be deemed to be the beneficial owner (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of these securities. Olivier Morali, in his capacity as managing member of Orsium Capital LLC, may also be deemed to have investment discretion and voting power over the shares held by Augustus Trading LLC. Orsium Capital LLC and Mr. Morali each disclaims any beneficial ownership of these securities. The business address of Augustus Trading LLC is 600 Lexington Avenue, 32nd Floor, New York, NY 10022. Common stock beneficially owned prior to this offering consists of (i) common stock underlying the Placement Agent Warrants to purchase 29,816 shares of common stock being offered by the selling shareholder pursuant to this prospectus; (ii) 9,161 shares of common stock underlying presently exercisable warrants.

(17)	Common stock beneficially owned after this offering consists of 9,161 shares of common stock underlying presently exercisable warrants.

(18)	Common stock beneficially owned prior to this offering consists of (i) common stock underlying the Placement Agent Warrants to purchase 14,647 shares of common stock being offered by the selling shareholder pursuant to this prospectus; (ii) 12,398 shares of common stock underlying presently exercisable warrants..

(19)	Common stock beneficially owned after this offering consists of 12,398 shares of common stock underlying presently exercisable warrants.

(20)	The securities are held by Wilson Drive Holdings LLC with a business address of 600 Lexington Avenue, 32nd Floor, New York, NY 10022. Craig Schwabe is the managing member Wilson Drive Holdings LLC and has the power to vote and dispose the securities held. Neither Wilson Drive Holdings LLC nor Mr. Schwabe is a broker-dealer. Mr. Schwabe is affiliated with the following registered broker-dealers: H.C. Wainwright & Co., LLC, Rodman & Renshaw LLC and Stockblock Securities LLC. The securities were acquired in the ordinary course of business and, at the time the securities were acquired, the Selling Shareholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities. Mr. Schwabe has not held any position or office or has had any other material relationship with the Company (or its predecessors or affiliates) during the past three years. Common stock beneficially owned prior to this offering consists of (i) common stock underlying the Placement Agent Warrants to purchase 1,569 shares of common stock being offered by the selling shareholder pursuant to this prospectus; (ii) 1,330 shares of common stock underlying presently exercisable warrants..

(21)	Common stock beneficially owned after this offering consists of 1,330 shares of common stock underlying presently exercisable warrants.

(22)	Common stock beneficially owned prior to this offering consists of (i) common stock underlying the September 2025 Placement Agent Warrants to purchase 465 shares of common stock being offered by the selling shareholder pursuant to this prospectus; (ii) 395 shares of common stock underlying presently exercisable warrants.

(23)	Common stock beneficially owned after this offering consists of 395 shares of common stock underlying presently exercisable warrants.

DESCRIPTION OF SECURITIES TO BE REGISTERED

The following is a summary description of the material terms of our Common Stock as provided in our Articles of Incorporation, as amended (“Articles of Incorporation”), and Bylaws, as amended (“Bylaws”), copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. The following discussion is only a summary and may not contain all the information that is important to you or that you should consider before investing in our stock, and is qualified in its entirety by reference to the complete text of the Articles of Incorporation and Bylaws. For a more detailed description of these securities, you should read the applicable provisions of Nevada law, our Articles of Incorporation, our Bylaws and the reports that we file with the SEC, which are incorporated herein by reference.

The Selling Shareholders are offering for resale up to an aggregate of 1,906,392 shares of Common Stock consisting of: (i) 124,000 Common Shares issued pursuant to the Purchase Agreement, (ii) 495,965 Pre-Funded Warrant Shares issuable upon exercise of Pre-Funded Warrants at an exercise price of $0.0001 per share issued pursuant to the Purchase Agreement, (iii) up to 619,965 Series A-3 Warrant Shares issuable upon exercise of the Series A-3 Warrants at an exercise price of $6.21 per share issued pursuant to the Purchase Agreement, (iv) up to 619,965 Series A-4 Warrant Shares issuable upon exercise of Series A-4 Warrants at an exercise price of $6.21 per share issued pursuant to the Purchase Agreement, and (v) up to 46,497 Placement Agent Warrant Shares issuable upon exercise of the Placement Agent Warrants at an exercise price of $8.065 per share issued pursuant to the engagement letter dated as of April 23, 2026, by and between the Company and the Placement Agent. The following summary of the terms of our shares of Common Stock is based upon our Articles of Incorporation and our Bylaws. The summary is not complete and is qualified by reference to our Articles of Incorporation and our Bylaws, which were included as exhibits to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

Common Stock

Our Articles of Incorporation authorizes the issuance of up to 6,666,667 shares of Common Stock, par value $0.0001 per share, and up to 5,000,000 shares of blank check preferred stock, par value $0.0001 per share. Our Board may establish the rights and preferences of the preferred stock from time to time.

Voting Rights

Except as otherwise provided in our Articles of Incorporation or required by applicable law, the holders of Common Stock shall be entitled to vote on each matter on which the shareholders of the corporation shall be entitled to vote, and each holder of Common Stock shall be entitled to one vote for each share of such stock held by him. Notwithstanding the foregoing, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to our Articles of Incorporation (including any resolution relating to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to these Articles of Incorporation (including any resolution adopted relating to any series of preferred stock).

Dividend Rights

The Board may cause dividends to be paid to the holders of shares of Common Stock out of funds legally available for the payment of dividends by declaring an amount per share as a dividend. When and as dividends are declared on the Common Stock, whether payable in cash, in property or in shares of stock or other securities of the corporation, the holders of Common Stock shall be entitled to share ratably according to the number of shares of Common Stock held by them, in such dividends.

Liquidation Rights

Subject to the terms of any resolution or resolutions adopted by the Board of Directors pursuant to the rights of any holders of preferred stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation, the holders of Common Stock shall be entitled to share ratably, according to the number of shares of Common Stock held by them, in all remaining assets of the corporation available for distribution to its shareholders.

Transfer Agent and Registrar

West Coast Stock Transfer, Inc. is the transfer agent and registrar for our common stock.

Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol “SILO.”

PLAN OF DISTRIBUTION

Each Selling Shareholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Shareholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Shareholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Sheppard, Mullin, Richter & Hampton LLP, New York, New York. Additional legal matters may be passed upon for us or any underwriters, dealers, or agents by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The Company’s financial statements as of and for the years ended December 31, 2024 and 2025, appearing in the Company’s Annual Report on Form 10-K for the years ended December 31, 2024 and 2025, have been audited by Salberg & Company, P.A., independent registered public accounting firm, as set forth in their reports, and have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing, in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the sale, from time to time, of the shares of Common Stock held by the selling shareholders named in this prospectus and any applicable prospectus supplement.

This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities being offered under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement.

You may read and copy the registration statement, as well as our reports, proxy statements and other information, on the SEC’s website at http://www.sec.gov. You can also obtain copies of materials we file with the SEC from our website found at www.silopharma.com. Information on our website does not constitute a part of, nor is it incorporated in any way, into this prospectus and should not be relied upon in connection with making an investment decision.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The documents incorporated by reference into this prospectus contain important information that you should read about us.

The following documents are incorporated by reference into this prospectus and any applicable prospectus supplement :

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 27, 2026;

●	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2026, filed with the SEC on May 14, 2026;

●	our Current Reports on Form 8-K (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) filed with the SEC on February 23, 2026, April 2, 2026, June 1, 2026, June 3, 2026, June 18, 2026, and July 13, 2026;

●	our definitive Proxy Statement on Schedule 14A for our 2026 Annual Meeting of Shareholders, filed with the SEC on June 30, 2026;

●	The description of the Company’s common stock, par value $0.0001 per share, contained in Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on March 27, 2026, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by us (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the shares of Common Stock made by this prospectus are deemed to be incorporated by reference into this prospectus. Such future filings will become a part of this prospectus from the respective dates that such documents are filed with the SEC.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that such statement contained herein or in any other subsequently filed document, which is also incorporated or deemed to be incorporated herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The documents incorporated by reference into this prospectus are also available on our corporate website at www.silopharma.com. Information contained on, or that can be accessed through, our website is not part of this prospectus, and you should not consider information on our website to be part of this prospectus or any prospectus supplement unless specifically incorporated herein by reference. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered a copy of any or all of the documents incorporated by reference in this prospectus and any prospectus supplement free of charge upon request for such documents in writing at the below address or by telephone at (718) 400-9031:

Silo Pharma, Inc.

677 N. Washington Boulevard

Sarasota, FL 34236

Attention: Secretary

1,906,392 Shares of Common Stock

PROSPECTUS

              , 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the fees and expenses relating to the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions, all of which shall be borne by the selling shareholders. All of such fees and expenses, except for the SEC Registration Fee, are estimated:

SEC registration fee	$1,263.71
Legal fees and expenses	$25,000.00
Printing fees and expenses	$5,000.00
Accounting fees and expenses	$5,000.00
Miscellaneous fees and expenses	$3,736.29

Total	$40,000.00

Item 15. Indemnification of Officers and Directors.

We are a Nevada corporation and generally governed by the Nevada Private Corporations Code, Title 78 of the Nevada Revised Statutes (the “NRS”).

Section 78.138 of the NRS provides that, unless the corporation’s articles of incorporation provide otherwise, a director or officer will not be individually liable unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud, or a knowing violation of the law. Our articles of incorporation provide the personal liability of our directors is eliminated to the fullest extent permitted under the NRS.

Section 78.7502 of the NRS permits a company to indemnify its directors and officers against expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending, or completed action, suit, or proceeding, if the officer or director (i) is not liable pursuant to NRS 78.138, or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful. Section 78.7502 of the NRS requires a corporation to indemnify a director or officer that has been successful on the merits or otherwise in defense of any action or suit. Section 78.7502 of the NRS precludes indemnification by the corporation if the officer or director has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court determines that in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses and requires a corporation to indemnify its officers and directors if they have been successful on the merits or otherwise in defense of any claim, issue, or matter resulting from their service as a director or officer.

Section 78.751 of the NRS permits a Nevada company to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit, or proceeding as they are incurred and in advance of final disposition thereof, upon determination by the shareholders, the disinterested board members, or by independent legal counsel. If so provided in the corporation’s articles of incorporation, bylaws, or other agreement, Section 78.751 of the NRS requires a corporation to advance expenses as incurred upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the company. Section 78.751 of the NRS further permits the company to grant its directors and officers additional rights of indemnification under its articles of incorporation, bylaws, or other agreement.

Section 78.752 of the NRS provides that a Nevada company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee, or agent of the company, or is or was serving at the request of the company as a director, officer, employee, or agent of another company, partnership, joint venture, trust, or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee, or agent, or arising out of his status as such, whether or not the company has the authority to indemnify him against such liability and expenses.

Our articles of incorporation provide for indemnification of our officers and directors to the fullest extent permissible under Nevada General Corporation Law, in accordance with the Company’s Bylaws. Our Bylaws provide for indemnification of our officers and directors to the fullest extent not prohibited by the Nevada; provided however, that we may modify the extent of such indemnification by individual contracts with its directors and officers; and provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law; (ii) the proceeding was authorized by the board of directors; (iii) such indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested in the corporation under the Nevada General Corporation Law or; (iv) such indemnification is a result of the enforcement of a contractual right.

See “Item 17. Undertakings” for a description of the SEC’s position regarding such indemnification provisions.

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Item 16. Exhibits.

a) Exhibits.

Exhibits	Description
3.1	Articles of Incorporation of Silo Pharma, Inc., a Nevada corporation, filed as an Exhibit 3.3 to the Company’s Current Report on Form 8-K, filed with the Commission on December 20, 2023 and incorporated herein by reference.
3.2	Bylaws of Silo Pharma, Inc., a Nevada corporation, filed as an Exhibit 3.4 to the Company’s Current Report on Form 8-K, filed with the Commission on December 20, 2023 and incorporated herein by reference.
3.3	Articles of Conversion filed with the Nevada Secretary of State on December 19, 2023, filed as an Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the Commission on December 20, 2023 and incorporated herein by reference.
3.4	Certificate of Conversion filed with the Delaware Secretary of State on December 19, 2023, filed as an Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed with the Commission on December 20, 2023 and incorporated herein by reference.
3.5	Certificate of Change filed with the Delaware Secretary of State on June 1, 2026, filed as an Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the Commission of June 3, 2026 and incorporated herein by reference.
4.1	Description of the Registrant’s Securities, filed as Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 27, 2026 and incorporated herein by reference.
4.2	Form of Pre-Funded Warrant, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 13, 2026. and incorporated herein by reference
4.3	Form of Series A-3 Common Warrant, filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on July 13, 2026 and incorporated herein by reference.
4.4	Form of Series A-4 Common Warrant, filed as Exhibit 4.3 to the Company’s Current Report on Form 8-K filed with the SEC on July 13, 2026 and incorporated herein by reference.
4.5	Form of Placement Agent Warrant, filed as Exhibit 4.4 to the Company’s Current Report on Form 8-K filed with the SEC on July 13, 2026 and incorporated herein by reference.
5.1*	Opinion of Sheppard, Mullin, Richter & Hampton, LLP.
10.1	Form of Securities Purchase Agreement dated July 9, 2026, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 13, 2026 and incorporated herein by reference.
23.1*	Consent of Salberg & Company, P.A.
23.2*	Consent of Sheppard, Mullin, Richter & Hampton, LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page to this registration statement)
107*	Filing Fee Table

*	Filed herewith.

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Item 17. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee” table in the effective Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;.

(2)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(l)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

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(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser;

(6)	That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(7)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sarasota, State of Florida, on July 24, 2026.

SILO PHARMA, INC.

By:	/s/ Eric Weisblum
Eric Weisblum
Chief Executive Officer and Chairman

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Eric Weisblum, his/her true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him/her and in his/her name, place and stead, in any and all capacities to sign any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement, any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute or substitutes for him, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eric Weisblum	Chairman and Chief Executive Officer	July 24, 2026
Eric Weisblum	(Principal Executive Officer)

/s/ Daniel Ryweck	Chief Financial Officer	July 24, 2026
Daniel Ryweck	(Principal Financial and Accounting Officer)

/s/ Wayne Linsley	Director	July 24, 2026
Wayne Linsley

/s/ Dr. Kevin Muñoz	Director	July 24, 2026
Dr. Kevin Muñoz
/s/ Jeff Pavell	Director	July 24, 2026
Jeff Pavell

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